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                     October 28, 2022

       Zhanchang Xin
       Chief Executive Officer
       Qilian International Holding Group Ltd.
       Jiuquan Economic and Technological Development Zone
       Jiuquan City, Gansu Province, 735000
       People   s Republic of China

                                                        Re: Qilian
International Holding Group Ltd.
                                                            Amendment No. 2 to
Form 20-F for Fiscal Year Ended
                                                            September 30, 2021
                                                            File No. 001-39805

       Dear Zhanchang Xin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              George Du, Esq.